Exhibit 99.1

Tel-Instrument Electronics Corp Announces FY 2012 Results

CARLSTADT, N.J.--(BUSINESS WIRE)--July 18, 2012--Tel-Instrument Electronics Corp (“TIC”) (NYSE MKT: TIK) announced results for its fourth quarter and fiscal year ended March 31, 2012. The Company reported an increase in both sales and net income.

Compared to the previous fiscal year, sales for the year increased $2,968,078 (21.9%) to $16,508,678 from $13,540,600 and income from operations increased $512,237 (212.8%) to $676,008 from $163,771. Net income for the year increased to $71,016, or $0.03 per share, compared to a net loss of $127,052, or $0.05 per share, in the previous year. Fiscal year 2012 net income includes a higher tax provision by $256,644 due to a change in the New Jersey State tax law. The change in the New Jersey State tax law did not cause the Company to lose any future benefit, and the result is such that the Company will have lower New Jersey State tax expenses in the future.

Compared to the previous year, sales for the fourth quarter increased $1,402,713 (37.2%) to $5,170,878 from $3,768,165 and income from operations decreased $31,787 (11.2%) to $237,210 from $268,997. Net income decreased to a loss of $48,936, or $0.02 per share, compared to net income of $207,342, or $0.08 per share, in the previous year.

As previously reported, TIC is forecasting sharply reduced revenues and a significant loss in the first quarter of fiscal 2013 ended June 30, 2012 due mainly to a temporary hold in CRAFT 708 production shipments to correct issues discovered in prior CRAFT 719 deliveries and to incorporate the final AIMS approved software configuration which includes several product enhancements. TIC also continues to experience delays in securing a production release on the TS-4530A program from the Army. The Company is working closely with the Navy and the Army to secure production releases on the CRAFT and TS-4530A programs and is optimistic that this will occur within the short-term.

TIC is still predicting significant revenue and profitability growth for the fiscal year ending March 31, 2013.

Jeff O’Hara, President and Chief Executive Officer of Tel stated, “While we continue to be optimistic about our future, we are disappointed about the delay in achieving the growth we have been anticipating over the last year. Our backlog remains strong at approximately $39 million, and as we get through this short-term delay in shipments, we expect to begin to achieve improved results.”

We encourage everyone to read our full results of operations contained in our Form 10-K filed on July 16, 2012 at sec.gov.

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Balance Sheets

ASSETS	March 31, 2012	March 31, 2011
Current assets:
Cash	$413,195	$123,955
Accounts receivable, net of allowance for doubtful accounts
of $35,470 and $36,670, respectively	1,694,636	2,585,619
Unbilled government receivables	1,780,381	1,466,623
Inventories, net	5,023,975	2,970,378
Prepaid expenses and other current assets	220,255	70,970
Deferred debt expense	108,321	108,321
Deferred income tax asset	1,288,631	1,131,175

Total current assets	10,529,394	8,457,041

Equipment and leasehold improvements, net	706,870	330,694
Deferred debt expense – long-term	264,784	373,105
Deferred income tax asset – non-current	948,489	1,461,664
Other assets	56,872	35,235

Total assets	$12,506,409	$10,657,739

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$542,382	$282,798
Capital lease obligations	64,675	15,685
Accounts payable	2,850,432	1,517,326
Accounts payable – related party	-	81,353
Progress billings	-	424,202
Deferred revenues – current portion	34,767	28,382
Accrued expenses - vacation pay, payroll and payroll withholdings	440,116	445,738
Accrued expenses - related parties	68,777	58,372
Accrued expenses – other	2,006,134	1,228,662

Total current liabilities	6,007,283	4,082,518

Subordinated notes payable – related parties	250,000	250,000
Capital lease obligations – long-term	149,582	-
Long-term debt, net of debt discount	1,490,302	1,979,114
Warrant liability	355,290	366,137
Deferred revenues – long-term	4,637	15,381

Total liabilities	8,257,094	6,693,150

Commitments and contingencies Stockholders’ equity
Common stock, 4,000,000 shares authorized, par value $.10 per share, 2,684,215 and 2,646,215 shares issued and outstanding,
respectively	268,421	264,621
Additional paid-in capital	5,921,441	5,711,531
Accumulated deficit	(1,940,547)	(2,011,563)

Total stockholders’ equity	4,249,315	3,964,589

Total liabilities and stockholders’ equity	$12,506,409	$10,657,739

TEL-INSTRUMENT ELECTRONICS CORP
Consolidated Statements of Operations

	For the quarters ended March 31,		For the years ended March 31,
	2012	2011	2012	2011

Net sales	$5,170,878	$3,768,165	$16,508,678	$13,540,600

Cost of sales	3,520,673	1,863,961	10,068,236	7,218,765

Gross margin	1,650,205	1,904,204	6,440,442	6,321,835

Operating expenses:
Selling, general and administrative	778,624	764,703	2,969,956	2,901,758
Engineering, research and development	634,371	870,504	2,794,478	3,256,306

Total operating expenses	1,412,995	1,635,207	5,764,434	6,158,064

Income from operations	237,210	268,997	676,008	163,771

Other income (expense):
Amortization of debt discount	(13,393)	(19,159)	(53,570)	(52,837)
Amortization of debt expense	(27,080)	(27,080)	(108,321)	(60,178)
Change in fair value of common stock warrants	(55,891)	45,203	10,847	(84,481)
Gain on sales of capital asset	-	-	500	3,600
Proceeds from life insurance policy	-	-	300,029	-
Interest income	198	330	616	549
Interest expense	(95,809)	(104,121)	(367,410)	(248,800)
Interest expense - related parties	-	-	(31,964)	(28,036)

Total other expense	(192,975)	(104,827)	(249,273)	(470,183)

Income (loss) before income taxes	44,235	164,170	426,735	(306,412)

Provision (benefit) for income taxes	93,171	(43,172)	355,719	(179,360)

Net income (loss)	$(48,936)	$207,342	$71,016	$(127,052)

Basic income (loss) per common share	$(0.02)	$0.08	$0.03	$(0.05)
Diluted income (loss) per common share	$(0.02)	$0.08	$0.02	$(0.05)

Weighted average number of shares outstanding
Basic	2,679,179	2,638,263	2,657,279	2,626,163
Diluted	2,679.179	2,638,263	2,717,820	2,626,163

CONTACT:
Tel-Instrument Electronics Corp
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau
203-972-9200
jnesbett@institutionalms.com